AGENCY AGREEMENT

         This Agency Agreement is made as of November 19, 1994 by and between Bull & Bear Funds II, Inc., a Maryland corporation, having its principal office and place of business at 11 Hanover Square, New York, New York 10005 (hereinafter referred to as "Bull & Bear"), and Supervised Service Company, Inc., a Delaware corporation, having its principal office and place of business at 120 South LaSalle, Chicago, IL (hereinafter referred to as the "Agent").

         WHEREAS, Agent is the transfer agent of Bull & Bear's mutual funds ("Funds"), which Funds are listed on the attached Exhibit A; and

         WHEREAS, Bull & Bear is the sponsor of certain Individual Retirement Accounts (the "Accounts") in the Funds; and

         WHEREAS, Bull & Bear wishes to retain the Agent to perform certain recordkeeping and other duties which have been delegated to Bull & Bear by Investors Bank & Trust Company ("IBT") as Custodian for the Accounts pursuant to the Service and Agency Agreement ("SAA") attached hereto as Exhibit B and the Agent wishes to perform such duties.

         NOW, THEREFORE, Bull & Bear and the Agent agree as follows:

         1. Bull & Bear hereby retains and employs the Agent to perform the duties described herein. The Agent accepts such employment and agrees to perform such duties.

         2. The Agent shall, in fulfilling its duties hereunder, act in good faith, with due diligence, and without negligence. The Agent shall perform its duties in accordance with the copy of the Individual Retirement Account Custodial Agreement which is attached hereto and made a part hereof ("Custodial Agreement") and present and future requirements of Section 408(a) of the Internal Revenue Code and any rule or regulation issued in interpretation of
Section 408(a) and applicable law ("IRS Requirements").

         3.       The duties of the Agent will include the following:

               (a) Receiving all Accounts which are in existence, opening new Accounts and receiving cash contributions for Accounts;

               (b) Making distributions from Accounts as well as withholding tax in accordance with the provisions of the Custodial Agreement and IRS Requirements.

               (c) Preparing and delivering all returns, reports, proxies, valuations, and accounting in accordance with IRS Requirements and as reasonably required by Bull & Bear or by IBT. (d) Maintaining all records for the Accounts in accordance with IRS Requirements and as reasonably required by Bull & Bear or by IBT; and

               (e) assuming all duties and obligations of Bull & Bear as set forth in Article 4.4(a) of the SAA.

         4. Agent agrees to permit Bull & Bear and IBT to conduct review procedures as either may deem necessary to monitor the activities of the Agent under this Agreement. The Agent also agrees to perform or have performed such audit review procedures of those activities as Bull & Bear and IBT may reasonably request at the expense of Bull & Bear.

         5. No provision of this Agreement shall modify or supersede any provision of the Transfer Agency Agreements executed by the Agent and Bull & Bear.

         6. Bull & Bear agrees to indemnify and exonerate, save and hold Agent harmless from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including reasonable attorneys' fees) and liabilities of any nature which Agent may sustain or incur unless such claims, demands, expenses, and liabilities are caused as a result of Agent's bad faith, willful misconduct, negligence or failure to perform its duties hereunder in accordance with the standards set forth herein.

         7. This Agreement may be terminated at any time by mutual consent of the parties hereto or upon thirty (30) days' written notice by either party. Further, this Agreement may be immediately terminated by either party in the event the Bull & Bear appoints a successor Custodian as provided in the Custodial Agreement. Upon

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termination,  Agent shall  transfer  the records of the  Accounts as directed by
Bull & Bear at Bull & Bear's expense.

         8. For its services hereunder, Agent shall be entitled to receive 75% of all annual maintenance (fiduciary) fees collected from the accounts.

         9. No modification or amendment of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized officers or representatives.

         10. Notices shall be communicated by fax and first class mail, or by such other means as the parties may agree, to the persons and addresses specified below or to such other persons and addresses as the parties may specify in writing.


If to  Bull & Bear Funds II, Inc.
       11 Hanover Square
       New York, NY 10005

with copy to:    Bull & Bear Service Center, Inc.
                 11 Hanover Square
                 New York, NY  10005
                 Attn: Legal Department

If to Agent:     Supervised Service Company, Inc.
                 Attn:  Robert W. Ciarlelli
                 811 Main Street
                 Kansas City, Missouri 64105

with copy to:    Supervised Service Company, Inc.
                 Legal Department
                 Attn:  Walter R. Randall, Jr.
                 811 Main Street
                 Kansas City, Missouri 64105

         11. This Agreement shall be governed by the laws of the State of Missouri.

         12.      This Agreement may be executed in any number of

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counterparts, and by the parties hereto on separate counterparts,  each of which when so executed shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

         Executed by the parties on the date(s) set forth below.

                           BULL & BEAR FUNDS II, INC.
                                  "BULL & BEAR"

                           By:          /s/
                                 Thomas B. Winmill

                           Its:     Co-President

                           Date:  11/14/95

                        SUPERVISED SERVICE COMPANY, INC.
                                     "AGENT"

                           By:            /s/

                           Its:     Senior Vice President

                           Date: 11/15/94


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                       EXHIBIT A - Dated November 19, 1994



Bull & Bear Dollar Reserves
Bull & Bear Global Income Fund
Bull & Bear Gold Investors Ltd.
Bull & Bear Municipal Income Fund
Bull & Bear Quality Growth Fund
Bull & Bear Special Equities Fund, Inc.
Bull & Bear U.S. and Overseas Fund
Bull & Bear U.S. Government Securities Fund

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